CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company Number 8289019

The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:

EVERYPOSITION LIMITED

a company incorporated as private limited by shares; having its registered office situated in England and Wales; has changed its name to:

BEBUZEE LIMITED

Given at Companies House on 16th June 2014